Exhibit 99.2

Investor Contact:

Joseph D. Gangemi

Senior Vice President & Chief Financial Officer

(610) 695-3676

Media Contact:

David Culver, VP Public Relations

Boyd Tamney Cross

(610) 254-7426

Malvern Bancorp, Inc. Reports Net Income of $1.3 million or $0.21 per Share for the First Quarter of Fiscal 2016, Representing a 318.7% Increase over the First Quarter of Fiscal 2015

PAOLI, PA., January 27, 2016 — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the "Company"), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), today reported operating results for the first fiscal quarter ended December 31, 2015. Net income amounted to $1.3 million, or $0.21 per share, for the quarter ended December 31, 2015, an increase of $1.0 million or 318.7 percent as compared with the net income of $321,000, or $0.05 per share, for the quarter ended December 31, 2014.

“The Company continued to maintain pace with our business strategies and creating core strength. We are pleased with the first quarter results as they reflect positive trends in income, asset quality, and efficiency," said Anthony C. Weagley, Chief Executive Officer & President of Malvern Bancorp, Inc.

Highlights for the quarter include:

•	Return on average assets (“ROAA”) was 0.79 percent for the three months ended December 31, 2015, compared to 0.22 percent a year earlier, and return on average equity (“ROAE”) rose to 6.55 percent for the three months ended December 31, 2015, compared with 1.65 percent for the three months ended December 31, 2014.

•	The Company originated $115.5 million in new loans in the first quarter which was offset in part with $45.0 million in payoffs, prepayments and maturities from its portfolio; new loan originations consisted of $3.1 million in residential mortgage loans, $100.9 million in commercial loans, $8.3 million in construction and development loans and $3.2 million in consumer loans.

•	Non-performing assets (“NPAs”) were at 0.27 percent of total assets at December 31, 2015, compared to 0.63 percent at December 31, 2014 and 0.39 percent at September 30, 2015. The allowance for loan losses as a percentage of total non-performing loans was 575.6 percent at December 31, 2015 compared to 197.1 percent at December 31, 2014 and 333.6 percent at September 30, 2015.

•	The Company’s ratio of shareholders’ equity to total assets was 11.37 percent at December 31, 2015, compared to 12.91 percent at December 31, 2014, and 12.41 percent at September 30, 2015.

•	Book value per common share amounted to $12.60 at December 31, 2015, compared to $11.88 at December 31, 2014 and $12.41 at September 30, 2015.

•	The efficiency ratio, a non-GAAP measure, was 71.3 percent for the first quarter of fiscal 2016 on an annualized basis, compared to 87.5 percent in the first quarter of fiscal 2015 and 73.9 percent in the fourth quarter of fiscal 2015.

•	The Company’s balance sheet reflected growth of $71.4 million at December 31, 2015 compared to September 30, 2015, coupled with stable asset quality, and capital levels that exceeded accepted standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Return on average assets	0.79%	0.72%	0.77%	0.64%	0.22%
Return on average equity	6.55%	5.77%	6.01%	5.05%	1.65%
Net interest margin (tax equivalent basis) (1)	2.72%	2.71%	2.61%	2.58%	2.61%
Loans / deposits ratio	86.90%	84.68%	84.54%	85.57%	87.61%
Shareholders’ equity / total assets	11.37%	12.41%	12.79%	12.68%	12.91%
Efficiency ratio (1)	71.3%	73.9%	69.0%	76.6%	87.5%
Book value per common share	$12.60	$12.41	$12.17	$12.20	$11.88

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended December 31, 2015, total interest income on a fully tax equivalent basis increased $934,000 or 19.4 percent, to $5.8 million, compared to the three months ended December 31, 2014. Interest income rose in the quarter ended December 31, 2015, compared to the comparable period in fiscal 2015 primarily due to a $31.1 million increase in the average balance of our loans and a $65.9 million increase in the average balance of our investment securities. Total interest expense increased by $224,000, or 17.9 percent, to $1.5 million, for the three months ended December 31, 2015, compared to the comparable period in fiscal 2015.

Net interest income on a fully tax equivalent basis was $4.3 million for the three months ended December 31, 2015, increasing $710,000, or 19.9 percent, from $3.6 million for the comparable three month period in fiscal 2015. The change for the three months ended December 31, 2015 primarily was the result of an increase in average balance of interest earning assets, which increased $80.9 million. The net interest spread on an annualized tax-equivalent basis was at 2.61 percent and 2.45 percent for the three months ended December 31, 2015 and December 31, 2014, respectively. For the quarter ended December 31, 2015, the Company’s net interest margin on a tax equivalent basis increased to 2.72 percent as compared to 2.61 percent for the same three month period in fiscal 2015. “We continued to carry healthy levels of cash, which is a positive trend as we generate funding for the Company designed to position the Company to fuel increased loan originations. During the first quarter we were able to add $115.5 million in gross loan originations to the balance sheet keeping pace with funding, “commented Mr. Weagley.

The 17.9 percent increase in interest expense for the first quarter of fiscal 2016 compared to the first fiscal quarter in 2015, primarily reflects higher volumes of borrowings. The increased borrowings for the period are tied primarily to an interest rate swap that was executed to improve interest rate risk. The average cost of funds was 1.05 percent for the quarter ended December 31, 2015 compared to 1.07 percent for the same three month period in fiscal 2015 and, on a linked sequential quarter basis, increased two basis points compared to the fourth quarter of fiscal 2015.

Earnings Summary for the Period Ended December 31, 2015

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Net interest income	$4,211	$3,979	$3,838	$3,836	$3,561
Provision for loan losses	—	—	—	—	90
Net interest income after provision for loan losses	4,211	3,979	3,838	3,836	3,471
Other income	558	639	640	745	511
Other expense	3,425	3,454	3,273	3,573	3,661
Income before income tax expense	1,344	1,164	1,205	1,008	321
Income tax expense	-	-	-	-	-
Net income	$1,344	$1,164	$1,205	$1,008	$321
Earnings per common share:
Basic	$0.21	$0.18	$0.19	$0.16	$0.05
Weighted average common shares outstanding:
Basic	6,402,332	6,398,720	6,395,126	6,391,521	6,387,932

Other Income

Other income increased $47,000 for the first quarter of fiscal 2016 compared with the same period in fiscal 2015. During the first quarter of fiscal 2016, the Company recorded $131,000 in net gains on sales of investment securities compared to $26,000 in net gains on sales of investment securities for the same period in fiscal 2015. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $427,000 for the three months ended December 31, 2015 compared to $485,000 for the three months ended December 31, 2014 and $561,000 for the three months ended September 30, 2015. Increase in other income in the first quarter of fiscal 2016 when compared to the first quarter of fiscal 2015 (excluding securities gains) was primarily from an increase of $15,000 in net gain on sale of loans, which was partially offset by a decrease in service charges of $59,000 and a decrease in rental income of $14,000.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Service charges on deposit accounts	$211	$169	$286	$264	$270
Rental income – other	50	60	61	64	64
Net gains on sales of investments, net	131	78	145	266	26
Gain on sale of loans, net	34	47	16	20	19
Bank-owned life insurance	132	285	132	131	132
Total other income	$558	$639	$640	$745	$511

Other Expense

Total other expense for the first quarter of fiscal 2015 amounted to $3.4 million, which was approximately $29,000 or 0.8 percent lower than other expense for the three months ended September 30, 2015. The decrease in other expense in the first quarter of fiscal 2016 was primarily related to a decrease in federal deposit insurance premium of $30,000 from the quarter ended September 30, 2015, as well as a $10,000 decrease in advertising, a $24,000 decrease in data processing expense, a $30,000 decrease in professional fees and a $33,000 decrease in other operating expense and a $18,000 change in other real estate owned expense. These decreases were partially offset by increases in employee salaries and benefits of $112,000 and occupancy expense of $4,000.

The decrease in other expense for the three months ended December 31, 2015, when compared to the quarter ended December 31, 2014, was $236,000, or 6.5 percent. Decreases primarily reflected reductions in salaries and employee benefits of $229,000, a $1,000 decrease in occupancy expense, a $55,000 decrease in advertising expense, a $5,000 decrease in data processing expense and a $71,000 decrease in other operating expense. These decreases were partially offset by increases of $33,000 in federal deposit insurance premium, $57,000 in professional fees and a $35,000 change in other real estate owned income/expense, net.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Salaries and employee benefits	$1,499	$1,387	$1,333	$1,550	$1,728
Occupancy expense	423	419	407	465	424
Federal deposit insurance premium	200	230	203	184	167
Advertising	30	40	54	60	85
Data processing	297	321	312	301	302
Professional fees	400	430	364	434	343
Other real estate owned (recovery) expense, net	(1)	17	32	(59)	(36)
Other operating expenses	577	610	568	638	648
Total other expense	$3,425	$3,454	$3,273	$3,573	$3,661

Statement of Condition Highlights at December 31, 2015

Commenting on the balance sheet, Mr. Weagley indicated: "Our efforts to change the balance sheet continued during the first quarter of fiscal 2016 with marked results in the gross amount of commercial loan generation. We continue to execute on our business plans and are positioning the Company to take advantage of the growth activity we are achieving in our markets, which includes our two new private banking / loan production offices in Villanova, PA and Morristown, New Jersey. Our business plans call for us to transition our balance sheet to be commercial bank – like in nature. The new Malvern brand has been successfully launched.”

Highlights as of December 31, 2015 included:

•	Balance sheet strength, with total assets amounting to $727.1 million at December 31, 2015, increasing $71.5 million, or 10.9 percent compared to September 30, 2015.

•	On a linked sequential basis, the Company’s gross loans in the first quarter of fiscal 2016 increased $70.5 million, to $464.7 million at December 31, 2015, from $394.2 million at September 30, 2015.

•	Deposits totaled $534.7 million at December 31, 2015, an increase of $69.2 million or 14.9 percent compared to September 30, 2015 and an increase of $94.1 million, or 21.4 percent, since December 31, 2014. Total demand, savings, money market, and certificates of deposit less than $100,000 increased $28.5 million, or 8.1 percent, from September 30, 2015 and increased $62.1 million, or 19.5 percent, from December 31, 2014.

•	Borrowings totaled $103.0 million at December 31, 2015 and September 30, 2015.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Cash and due from depository institutions	$16,334	$16,026	$3,460	$1,056	$1,404
Interest bearing deposits in depository institutions	40,036	24,237	20,833	50,587	46,648
Investment securities, available for sale, at fair value	116,767	128,354	130,509	113,557	135,786
Investment securities held to maturity	54,914	57,221	59,243	50,697	—
Restricted stock, at cost	4,762	4,765	4,369	4,602	3,805
Loans held for sale	—	—	657	—	—
Loans receivable, net of allowance for loan losses	461,491	391,307	371,897	377,340	383,389
Other real estate owned	1,168	1,168	1,366	1,430	1,494
Accrued interest receivable	2,722	2,484	2,404	2,168	1,623
Property and equipment, net	6,486	6,535	6,502	6,592	6,718
Deferred income taxes	2,874	2,874	2,816	2,940	2,419
Bank-owned life insurance	18,033	17,905	18,659	18,527	18,397
Other assets	1,561	2,814	1,529	1,610	1,487
Total assets	$727,148	$655,690	$624,244	$631,106	$603,170
Deposits	$534,701	$465,522	$443,218	$444,146	$440,625
Borrowings	103,000	103,000	93,000	98,000	78,000
Other liabilities	6,789	5,777	8,214	8,934	6,660
Shareholders' equity	82,658	81,391	79,812	80,026	77,885
Total liabilities and shareholders’ equity	$727,148	$655,690	$624,244	$631,106	$603,170

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Demand:
Non-interest bearing	$28,260	$27,010	$26,877	$25,111	$22,242
Interest-bearing	86,008	82,897	85,085	87,921	86,948
Savings	45,312	45,189	44,949	44,848	44,747
Money market	133,608	108,706	78,963	70,066	69,553
Time	241,513	201,720	207,344	216,200	217,135
Total deposits	$534,701	$465,522	$443,218	$444,146	$440,625

Loans

Total net loans were $461.5 million at December 31, 2015 compared to $391.3 million at September 30, 2015 for a net increase of $70.2 million. The allowance for loan losses amounted to $4.6 million and $4.7 million at December 31, 2015 and September 30, 2015, respectively. Average loans during the first quarter of fiscal 2016 totaled $420.6 million as compared to $389.5 million during the first quarter of fiscal 2015, representing an 8.0 percent increase.

At the end of first quarter of fiscal 2016, the loan portfolio remained weighted toward the core residential portfolio, with single-family residential real estate loans accounting for 45.5 percent of the loan portfolio, construction and development loans for 2.8 percent, commercial loans accounting for 38.6 percent, and consumer loans represented 13.1 percent of the loan portfolio at such date. Total gross loans increased $70.5 million, to $464.7 million at December 31, 2015 compared to $394.2 million at September 30, 2015. The $70.5 million increase in the loan portfolio at December 31, 2015 compared to September 30, 2015, primarily reflected an increase of $71.0 million in commercial loans and a $5.0 million increase in construction and development loans. These increases were partially offset by a $3.6 million decrease in residential mortgage loans and a $1.9 million reduction in consumer loans at December 31, 2015 as compared to September 30, 2015.

For the quarter ended December 31, 2015, the Company originated total new loan volume of $115.5 million, which was offset in part with payoffs, prepayments and maturities totaling $45.1 million. The payoffs were primarily contained to the consumer and residential portfolios. “Our current pipeline of loans has remained strong buttressed with our continued business development activity and overall growth in the portfolio has gained traction supported by slowing payoff activity. We anticipate continued growth as we move forward in the 2016 fiscal year,” commented Anthony C. Weagley.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Residential mortgage	$211,302	$214,958	$219,197	$225,232	$229,507
Construction and Development:
Residential and commercial	6,007	5,677	6,751	5,922	6,039
Land	6,804	2,142	25	344	-
Total construction and development	12,811	7,819	6,776	6,266	6,039
Commercial:
Commercial real estate	142,981	87,686	67,617	68,858	67,274
Multi-family	10,549	7,444	5,451	5,508	5,450
Other	25,975	13,380	9,839	5,506	5,603
Total commercial	179,505	108,510	82,907	79,872	78,327
Consumer:
Home equity lines of credit	23,207	22,919	23,173	23,073	24,430
Second mortgages	35,533	37,633	40,121	43,013	45,051
Other	2,299	2,359	2,523	2,610	2,675
Total consumer	61,039	62,911	65,817	68,696	72,156
Total loans	464,657	394,198	374,697	380,066	386,029
Deferred loan costs, net	1,410	1,776	1,774	1,886	1,960
Allowance for loan losses	(4,576)	(4,667)	(4,574)	(4,612)	(4,600)
Loans Receivable, net	$461,491	$391,307	$371,897	$377,340	$383,389

At December 31, 2015, the Company had $85.2 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company's "Approved, Accepted but Unfunded" pipeline, which includes approximately $14.0 million in construction and $31.8 million in commercial real estate loans, $7.3 million in commercial term loans and lines of credit and $1.4 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $795,000 at December 31, 2015, as compared to $1.4 million at September 30, 2015 and $2.3 million at December 31, 2014. Other real estate owned, (“OREO”) was $1.2 million at December 31, 2015 and September 30, 2015 and $1.5 million at December 31, 2014, respectively. Total performing troubled debt restructured loans were $1.6 million at December 31, 2015, $1.1 million at September 30, 2015 and $1.0 million at December 31, 2014, respectively. The $493,000 increase in performing troubled debt restructured loans at December 31, 2015 compared to September 30, 2015 was due to two commercial loans to one borrower, with an outstanding balance of approximately $493,000, being returned to accruing status during the first quarter of fiscal 2016.

At December 31, 2015, non-performing assets totaled $2.0 million, or 0.27 percent of total assets, as compared with $2.6 million, or 0.39 percent, at September 30, 2015 and $3.8 million, or 0.63 percent, at December 31, 2014. The decrease from December 31, 2014 reflects the Company’s continued diligence to satisfactorily work out certain problem assets. The portfolio of remaining non-accrual loans at December 31, 2015 was comprised of seven residential real estate loans with an aggregate outstanding balance of approximately $609,000, four consumer loans with an aggregate outstanding balance of approximately $174,000 and one construction and development loan with an outstanding balance of $12,000 that were on non-accrual status at December 31, 2015.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Non-accrual loans(1)	$795	$1,399	$1,357	$1,826	$2,334
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	795	1,399	1,357	1,826	2,334
Other real estate owned	1,168	1,168	1,366	1,430	1,494
Total non-performing assets	$1,963	$2,567	$2,723	$3,256	$3,828
Performing troubled debt restructured loans	$1,584	$1,091	$109	$109	$1,007

Non-performing assets / total assets	0.27%	0.39%	0.44%	0.52%	0.63%
Non-performing loans / total loans	0.17%	0.35%	0.36%	0.48%	0.60%
Net charge-offs (recoveries)	$91	$(93)	$38	$(12)	$79
Net charge-offs (recoveries) / average loans(2)	0.08%	(0.10)%	0.04%	0.01%	0.08%
Allowance for loan losses / total loans	0.98%	1.18%	1.22%	1.21%	1.19%
Allowance for loan losses / non-performing loans	575.60%	333.60%	337.07%	252.57%	197.09%

Total assets	$727,148	$655,690	$624,244	$631,106	$603,170
Total loans	464,657	394,198	374,697	380,066	386,029
Average loans	420,601	383,092	378,953	384,915	389,544
Allowance for loan losses	4,576	4,667	4,574	4,612	4,600

(1)	Five loans totaling approximately $422,000 or (53.1%) of the total non-accrual loan balance were making payments at December 31, 2015.
(2)	Annualized.

The allowance for loan losses at December 31, 2015 amounted to approximately $4.6 million, or 0.98 percent of total loans, compared to $4.7 million, or 1.18 percent of total loans at September 30, 2015. The Company had no provision for loan losses during the quarter ended December 31, 2015 and September 30, 2015 and $90,000 for the quarter ended December 31, 2014. Provision expense was lower during the quarter ended December 31, 2015 due to a decline in charge-offs history during the quarter ended December 31, 2015 and the unallocated portion of the reserve. However, given the recent loan growth and anticipated loan growth in subsequent quarters, the Company expects to incur charges to provision expense in future periods to raise the allowance for loan losses commensurate with loan growth and other risk factors.

Capital

At December 31, 2015, our total shareholders' equity amounted to $82.7 million, or 11.37 percent of total assets compared to $81.4 million at September 30, 2015. The Company’s book value per common share was $12.60 at December 31, 2015, compared to $12.41 at September 30, 2015.

At December 31, 2015, the Bank’s common equity tier 1 ratio was 13.94 percent, tier 1 leverage ratio was 10.43 percent, tier 1 risk-based capital ratio was 13.94 percent and the total risk-based capital ratio was 14.85 percent. At September 30, 2015, the Bank’s common equity tier 1 ratio was 15.90 percent, tier 1 leverage ratio was 10.80 percent, tier 1 risk-based capital ratio was 15.90 percent and the total risk-based capital ratio was 16.99 percent. At December 31, 2015, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a Company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard for such gains.

(in thousands)
For the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Other income	$558	$639	$640	$745	$511
Less: Net investment securities gains	131	78	145	266	26
Other income, excluding net investment securities gains	$427	$561	$495	$479	$485

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	12/31/15	930/15	6/30/15	3/31/15	12/31/14
Other expense	$3,425	$3,454	$3,273	$3,573	$3,661
Less: non-core items(1)	67	42	244	242	110
Other expense, excluding non-core items	$3,358	$3,412	$3,029	$3,331	$3,551

Net interest income (tax equivalent basis)	$4,285	$4,056	$3,898	$3,871	$3,575
Other income, excluding net investment securities gains	427	561	495	479	485
Total	$4,712	$4,617	$4,393	$4,350	$4,060

Efficiency ratio	71.3%	73.9%	69.0%	76.6%	87.5%

(1)	Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items, from other expense follows:

For the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Efficiency ratio on a GAAP basis	70.4%	73.9%	67.6%	72.7%	87.2%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented:

(dollars in thousands)
For the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Net interest income (GAAP)	$4,211	$3,979	$3,838	$3,836	$3,561
Tax-equivalent adjustment(1)	74	77	60	35	14
TE net interest income	$4,285	$4,056	$3,898	$3,871	$3,575

Net interest income margin (GAAP)	2.67%	2.66%	2.57%	2.56%	2.60%
Tax-equivalent effect	0.05	0.05	0.04	0.02	—
Net interest margin (TE)	2.72%	2.71%	2.61%	2.58%	2.61%

(1) Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	12/31/15	9/30/15	6/30/15	3/31/15	12/31/14
Investment securities	$179,979	$188,424	$178,713	$151,746	$114,129
Loans	420,601	383,092	378,953	384,915	389,544
Allowance for loan losses	(4,662)	(4,596)	(4,649)	(4,614)	(4,600)
All other assets	85,450	82,892	76,915	95,921	77,776
Total assets	$681,368	$649,812	$629,932	$627,968	$576,849
Non-interest bearing deposits	$28,604	$32,477	$28,943	$27,002	$26,770
Interest-bearing deposits	460,999	428,205	415,646	419,367	393,225
Borrowings	102,998	101,802	96,462	94,556	72,945
Other liabilities	6,688	6,576	8,674	7,272	6,151
Shareholders’ equity	82,079	80,752	80,207	79,771	77,758
Total liabilities and shareholders’ equity	$681,368	$649,812	$629,932	$627,968	$576,849

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital, Rehoboth, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401 accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at https://www.malvernfederal.com/.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	December 31, 2015	September 30, 2015
(unaudited)
ASSETS
Cash and due from depository institutions	$16,334	$16,026
Interest bearing deposits in depository institutions	40,036	24,237
Total cash and cash equivalents	56,370	40,263
Investment securities available for sale, at fair value	116,767	128,354
Investment securities held to maturity (fair value of $53,931 and $56,825)	54,914	57,221
Restricted stock, at cost	4,762	4,765
Loans receivable, net of allowance for loan losses	461,491	391,307
Other real estate owned	1,168	1,168
Accrued interest receivable	2,722	2,484
Property and equipment, net	6,486	6,535
Deferred income taxes, net	2,874	2,874
Bank-owned life insurance	18,033	17,905
Other assets	1,561	2,814
Total assets	$727,148	$655,690
LIABILITIES
Deposits:
Non-interest bearing	$28,260	$27,010
Interest-bearing	506,441	438,512
Total deposits	534,701	465,522
FHLB Advances	103,000	103,000
Advances from borrowers for taxes and insurance	2,790	1,806
Accrued interest payable	398	396
Other liabilities	3,601	3,575
Total liabilities	644,490	574,299
SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,558,473 shares at December 31, 2015 and September 30, 2015	66	66
Additional paid in capital	60,387	60,365
Retained earnings	25,158	23,814
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,739)	(1,775)
Accumulated other comprehensive loss	(1,214)	(1,079)
Total shareholders’ equity	82,658	81,391
Total liabilities and shareholders’ equity	$727,148	$655,690

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,
(in thousands, except for share data)	2015	2014
(unaudited)
Interest and Dividend Income
Loans, including fees	$4,545	$4,202
Investment securities, taxable	875	514
Investment securities, tax-exempt	195	37
Dividends, restricted stock	54	37
Interest-bearing cash accounts	18	23
Total Interest and Dividend Income	5,687	4,813
Interest Expense
Deposits	964	859
Borrowings	512	393
Total Interest Expense	1,476	1,252
Net interest income	4,211	3,561
Provision for Loan Losses	—	90
Net Interest Income after Provision for Loan Losses	4,211	3,471
Other Income
Service charges and other fees	211	270
Rental income-other	50	64
Net gains on sales of investments	131	26
Net gains on sale of loans	34	19
Earnings on bank-owned life insurance	132	132
Total Other Income	558	511
Other Expense
Salaries and employee benefits	1,499	1,728
Occupancy expense	423	424
Federal deposit insurance premium	200	167
Advertising	30	85
Data processing	297	302
Professional fees	400	343
Other real estate owned recovery, net	(1)	(36)
Other operating expenses	577	648
Total Other Expense	3,425	3,661
Income before income tax expense	1,344	321
Income tax expense	—	—
Net Income	$1,344	$321

Earnings per common share
Basic	$0.21	$0.05
Weighted Average Common Shares Outstanding
Basic	6,402,332	6,387,932

MALVERN BANCORP, INC AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	12/31/2015	9/30/2015	12/31/2014
(unaudited)
Statements of Operations Data
Interest income	$5,687	$5,344	$4,813
Interest expense	1,476	1,365	1,252
Net interest income	4,211	3,979	3,561
Provision for loan losses	—	—	90
Net interest income after provision for loan losses	4,211	3,979	3,471
Other income	558	639	511
Other expense	3,425	3,454	3,661
Income before income tax expense	1,344	1,164	321
Income tax expense	—	—	—
Net income	$1,344	$1,164	$321
Earnings (per Common Share)
Basic	$0.21	$0.18	$0.05
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$116,767	$128,354	$135,786
Investment securities held to maturity (fair value of $53,931, $56,825 and $0)	54,914	57,221	—
Loans, net of allowance for loan losses	461,491	391,307	383,389
Total assets	727,148	655,690	603,170
Deposits	534,701	465,522	440,625
Borrowings	103,000	103,000	78,000
Shareholders' equity	82,658	81,391	77,885
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,402,332	6,398,720	6,387,932
Operating Ratios
Return on average assets	0.79%	0.72%	0.22%
Return on average equity	6.55%	5.77%	1.65%
Average equity / average assets	12.05%	12.43%	13.48%
Book value per common share (period-end)	$12.60	$12.41	$11.88
Non-Financial Information (Period-End)
Common shareholders of record	482	483	487
Full-time equivalent staff	76	71	84